Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of B. Riley Financial, Inc. on Form S-3 (File Nos. 333-203534, 333-214234, 333-221715 and 333-252513) and Form S-8 (File Nos. 333-202876, 333-218457, 333-226589 and 333-234453) of our report dated February 25, 2022, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the three years ended December 31, 2021 and our report dated February 25, 2022 with respect to our audit of internal control over financial reporting of B. Riley Financial, Inc. as of December 31, 2021, which reports are included in this Annual Report on Form 10-K/A of B. Riley Financial, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
May 6, 2022